Exhibit 99.1

IKON UPDATES SHARE REPURCHASE PLAN FOR FISCAL 2008

MALVERN, Pa. – March 3, 2008 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that it plans to complete the remainder of its $500 million share repurchase program through operating cash flow, and within the covenants of its existing debt structure. As a result, the Company anticipates repurchasing $25 million of its common stock during the remainder of fiscal 2008, resulting in $340 million of total expected share repurchases this fiscal year. In December 2007, the Company completed a $295 million modified “Dutch Auction” self-tender offer, purchasing 22.69 million shares as part of its $500 million share repurchase program.

“We remain committed to completing our $500 million share repurchase program,” said IKON Chairman and Chief Executive Officer Matthew J. Espe. “However, in light of the challenging credit markets and the anticipated one-time cash and pre-tax charge of $60 to $70 million required to refinance our 2012 and 2015 Notes, we believe refinancing our existing debt would be significantly dilutive to our fiscal year 2008 results at this time.”

As a result of its updated share repurchase plan for fiscal 2008, the Company also anticipates that its standstill agreement with Steel Partners II, L.P. will likely expire on March 31, 2008, unless otherwise extended by the parties prior to such date.

“Consistent with the cost and expense reduction initiatives we announced earlier this quarter, we are accelerating efforts to significantly improve our operating income margin,” said Espe. “We expect these efforts to yield results in fiscal 2009 and beyond.”

The Company will discuss its share repurchase and operating income margin improvement plans in more detail during its second fiscal quarter earnings conference call on April 24, 2008 and at its 2008 Investor Conference on May 14, 2008.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the completion of the Company’s share repurchase program, expected share repurchases in fiscal 2008, anticipated charges required to refinance current debt, the expiration of the Company’s standstill agreement with Steel Partners II, L.P., and the timing and impact of efforts to improve operating income margin. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition, results may differ materially from those expressed in any forward-looking statements.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

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